Exhibit 99.1
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NEWS

Contact:          Columbia Laboratories, Inc.
                  James Apostolakis, Vice Chairman
                  (212) 588-1900
                  David Weinberg, Chief Financial Officer
                  516-766-2847

                  In-Site Communications, Inc.
                  Lisa Carlton-Wilson, Investor Relations/Media Relations
                  (212) 759-3929


                                                           FOR IMMEDIATE RELEASE


                  COLUMBIA LABORATORIES STATEMENT REGARDING THE
                 VOLUNTARY SELECTED PRODUCT RECALL OF CRINONE(R)

New York, NY, April 5, 2001-- Columbia Laboratories (AMEX: COB) today announced that it has requested its licensee, Serono, to voluntarily recall a number of batches of Crinone(R) 4% and 8% due to a drug application problem.

The recall is in response to complaints that have been subsequently investigated by Columbia. Investigations of the drug application problem to date confirm that there is no safety risk for patients. The active ingredient, progesterone, is still effective and all other parameters remain within specification.

Crinone(R) is a progesterone vaginal gel for the use in the treatment of infertile women. It is delivered in a pre-filled, disposable applicator for self-administration. Crinone(R) 8% is indicated for use in assisted reproductivE technologies (ART) as treatment of progesterone insufficiency due to reduced or absent ovarian function. Crinone(R) 4% is indicated for women who have secondary amenorrhea.

This recall has been initiated due to a drug application problem of the gel in some applicators. An investigation by Columbia has determined that the gel may change its consistency over time in these recalled batches. This may result in the gel being partially expelled when opening the applicator prior to administration. The drug application problem was observed several months after production, although the recalled batches were within specifications at the time of production and release.

Columbia will work diligently with Serono to make Crinone(R) available again as soon as the drug application problem is resolved.

Columbia will establish a reserve in the first half of 2001 of approximately $1.5 million to cover estimated costs related to the recall.

Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to research and development of women's health care and endocrinology

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products, including those intended to treat infertility, dysmenorrhea, endometriosis and hormonal deficiencies. Columbia is also developing hormonal products for men and a buccal delivery system for peptides. Columbia's products primarily utilize the company's patented bioadhesive delivery technology.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, the timely and successful completion of clinical studies, competitive economic and regulatory factors in the pharmaceutical and health care industry, general economic conditions and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the Securities and Exchange Commission.
















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